EXHIBIT 99.1

FOR IMMEDIATE RELEASE:                                             June 18, 2004

Houston, Texas

Whittier Energy Corporation Announces Initial Closing of Private Equity Offering

Whittier Energy Corporation (the "Company") (OTCBB: WHIT) today announced that it has completed the initial closing of a private placement of units ("Units"), with each Unit consisting of 15,000 shares of the Company's common stock and a warrant to purchase an additional 15,000 shares of common stock at an exercise price of $2.50 per share. The Company may issue up to 92 Units at a purchase price of $26,250 per Unit, representing total proceeds to the Company of up to $2,415,000. The Company used the net proceeds from the initial closing to finance, in part, its recently announced acquisition of various operated working interests in three gas fields in South Texas.

The Company is obligated to file a registration statement to register the common stock issued in the offering and the common stock to be issued upon exercise of the warrants for resale. If a registration statement is not declared effective on or before the six month anniversary of the final closing date of the offering, each purchaser will receive additional Units (or a portion thereof) representing 25% of such purchaser's original subscription.

The securities offered were not registered under the Securities Act of 1933 or any state securities laws and, absent registration or an applicable exemption from such registration, may not be offered or sold in the United States. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the securities issued in the private placement.

About the Company

Whittier Energy Corporation is an independent oil and gas exploration and production company headquartered in Houston, Texas, with operations in Texas and Louisiana. Whittier Energy also holds non-operated interests in fields located in the Gulf Coast, Oklahoma, Wyoming and California.

Forward-Looking Statements

Certain statements included in this news release are intended as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. The Company cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. More information about the risks and uncertainties relating to these forward-looking statements are found in the Company's SEC filings, which are available free of charge on the SEC's web site at http://www.sec.gov.

Contact:

Whittier Energy Corporation
Bryce W. Rhodes, (760) 943-3959
www.whittierenergy.com